                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-12

                               Agere Systems Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[AGERE SYSTEMS LOGO]
                                                   Agere Systems Inc.
                                                   555 Union Boulevard
                                                   Allentown, Pennsylvania 18109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Agere Systems will be holding its first Annual Meeting of Stockholders in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876, on Thursday, February 21, 2002, at 9:00 a.m. E.S.T. We are holding the meeting for the following purposes:

          1. To elect one member of the Board of Directors, whose term is described in the proxy statement.

          2. To approve an amendment to the Agere Systems Inc. Short Term Incentive Plan.

          3. To approve an amendment to the Agere Systems Inc. 2001 Long Term Incentive Plan.

          4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Holders of record of Agere Class A and Class B common stock at the close of business on December 26, 2001 are entitled to vote at the meeting.

     In addition to the proxy statement, proxy card and voting instructions, a copy of Agere's annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

     You can vote your shares by completing and returning the proxy card enclosed with this letter. Many stockholders who hold their shares through a broker or other holder of record can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are included in the information forwarded to you by your broker or other holder of record. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

                                          By Order of the Board of Directors,

                                          JEAN F. RANKIN
                                          Senior Vice President, General Counsel
                                          and Secretary

January 10, 2002

                                PROXY STATEMENT

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Agere Systems Inc. of proxies to be voted at the company's first Annual Meeting of Stockholders, to be held on February 21, 2002, and at any meeting following postponement or adjournment of the annual meeting.

     You are cordially invited to attend the annual meeting, which will begin at 9:00 a.m. E.S.T. The meeting will be held in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876. Stockholders will be admitted beginning at 8:00 a.m. E.S.T. The location is accessible to handicapped persons, and we will provide wireless headsets for hearing amplification upon request.

     You will need an admission ticket to enter the meeting. If you are a stockholder of record, that is, you have an Agere stock certificate, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket and bring it with you to the meeting. A map and directions to the meeting are printed on the admission ticket.

     If your shares are held in the name of a nominee, that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by sending a written request, along with proof of your share ownership, such as a bank or brokerage account statement, to The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286, Attention: Kevin Shinkunas. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are an Agere stockholder.

     We are first mailing this proxy statement, the proxy card and voting instructions on January 10, 2002 to persons who were holders of Agere's Class A and Class B common stock on December 26, 2001, the record date for the meeting.

     Agere was formed as part of Lucent Technologies' plan to spin off to its stockholders its microelectronics business, including its integrated circuits and optoelectronics divisions. Our Class A common stock began trading on the New York Stock Exchange on March 28, 2001, following our initial public offering. The separation of our business from Lucent's other businesses was substantially completed, including the transfer of all assets and liabilities related to these divisions (other than pension and postretirement plan assets and liabilities, which have yet to be transferred) when we completed our initial public offering.

     As of December 1, 2001, Lucent owned 100% of our outstanding Class B common stock and 37 million shares of our Class A common stock, which together represented a majority of the combined voting power of both classes of our common stock. Lucent has announced that it continues to move forward with its intention to distribute all shares of our common stock that it owns to its stockholders in a tax-free distribution. However, Lucent's credit facilities include conditions that must be satisfied before Lucent can distribute its Agere stock to its stockholders, and, even if the conditions were met, we can not assure you that Lucent will complete the spin-off by a particular date or at all.

     Agere's fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2001 or fiscal 2001 refer to the 12-month period from October 1, 2000 through September 30, 2001.

PROXIES AND VOTING PROCEDURES

     You can vote your shares by completing and returning the enclosed proxy card. In addition, many stockholders who hold their shares through a broker or other holder of record have a choice of voting over the Internet, by using a toll-free telephone number or by completing a voting instruction form and mailing it in the postage-paid envelope provided. Please refer to the information forwarded by your broker or other holder of record to see whether Internet or telephone voting is available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

     All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. IF YOU RETURN A SIGNED PROXY CARD WITHOUT INDICATING HOW YOUR SHARES SHOULD BE VOTED ON A MATTER AND DO NOT REVOKE YOUR PROXY, THE SHARES REPRESENTED BY YOUR PROXY WILL BE VOTED: FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR NAMED BELOW, FOR THE APPROVAL OF AN AMENDMENT TO THE AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN AND FOR THE APPROVAL OF AN AMENDMENT TO THE AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN.

     If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this proxy statement went to press, we did not know of any matters other than those described in this proxy statement to be presented at the annual meeting.

STOCKHOLDERS ENTITLED TO VOTE

     Stockholders at the close of business on the record date are entitled to vote all shares of Agere's Class A and Class B common stock held at the close of business on that date at the annual meeting. Each share of Class A common stock is entitled to one vote with respect to each matter properly brought before the meeting. Each share of Class B common stock is entitled to four votes with respect to the election of a Director and to one vote with respect to each other matter properly brought before the meeting.

     On December 1, 2001, there were 727,429,667 shares of Class A common stock outstanding and 908,100,000 shares of Class B common stock outstanding.

     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting and, for 10 days prior to the meeting, at 555 Union Boulevard, Allentown, Pennsylvania 18109, between the hours of 9 a.m. and 4 p.m. E.S.T.

REQUIRED VOTE

     The presence, in person or by proxy, of the holders of shares of Class A and Class B common stock representing a majority of all the votes that could be cast by the holders of all the outstanding shares of Class A and Class B common stock on every matter to be voted on at the meeting will constitute a quorum at the meeting.

     A plurality of the votes duly cast is required for the election of a Director. That is, the nominee receiving the greatest number of votes will be elected.

     The affirmative vote of the holders of a majority of the shares of Class A and Class B common stock voting together as a single class, present in person or represented by proxy and entitled to vote at the meeting, is required to approve the amendment to the Agere Systems Inc. Short Term Incentive Plan and to approve the amendment to the Agere Systems Inc. 2001 Long Term Incentive Plan.

     In the election of a Director, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. You may vote to "abstain" on the other proposals. If you vote to "abstain," your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

     If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of a Director and the proposal to approve an amendment to the Agere Systems Inc. Short Term Incentive Plan but not on the proposal to approve an amendment to the Agere Systems Inc. 2001 Long Term Incentive Plan. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" will not be counted for purposes of approving the amendment to the Agere Systems Inc. 2001 Long Term Incentive Plan.

     As of December 1, 2001, the Class A and Class B common stock held by Lucent represented approximately 84.2% of the combined voting power of both classes of our voting stock with respect to the election and removal of Directors and approximately 57.8% of the voting power of our outstanding common stock with respect to all other matters.

WAYS TO REDUCE THE NUMBER OF COPIES OF OUR PROXY STATEMENT AND ANNUAL REPORT YOU RECEIVE

     Under rules recently adopted by the Securities and Exchange Commission, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail.

     This year, we implemented householding for stockholders who share the same last name and address and hold their shares through a nominee, such as a brokerage firm or bank, so that they are receiving only one copy of the proxy statement and annual report on Form 10-K per address. If you would like to receive a separate copy of the proxy statement and annual report on Form 10-K, please write to us c/o The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286, Attention: Kevin Shinkunas, or call us at 866-243-7347, and we will send you a copy.

     If you share the same last name and address with other Agere stockholders who also hold their shares through a nominee and would like to start or stop householding for your account, you can mark the appropriate box on the voting instruction form that you received from your nominee. If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation. In addition, you can stop householding by writing to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your brokerage firm or bank and your account number(s).

     If you hold your shares through a nominee and would like to access future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so either by voting at http://www.proxyvote.com and providing your e-mail address after you vote, or by visiting http://www.investordelivery.com. In either case, you will need the control number located on your voting instruction form. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

     Although we are not currently able to provide householding to stockholders of record, if you are a stockholder of record, you can reduce mailings to your household by agreeing to access future proxy statements and annual reports over the Internet. To do so, please check the appropriate box on your proxy card. You can also call us at 866-243-7347 to choose between having paper copies of these materials mailed to you and accessing them over the Internet. Any choice you make will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions on how to view those materials.

COST OF PROXY DISTRIBUTION

     Agere will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Agere stock.

                           GOVERNANCE OF THE COMPANY

     Pursuant to the Delaware General Corporation Law and the company's by-laws, Agere's business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members of the Board. Lucent's ownership of our common stock effectively gives it the ability to elect all of our Directors. Henry B. Schacht, Chairman of Lucent, and Frank
A. D'Amelio, Chief Financial Officer of Lucent, were appointed to the Board at Lucent's request, and they, along with John A. Young, are acting as representatives of Lucent.

     During fiscal 2001, the Board held five meetings and the committees held a total of five meetings. None of the incumbent Directors attended fewer than 75% of the total number of meetings of the Board of Directors and the Board committees of which he or she was a member during fiscal 2001.

COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 2001, the Board of Directors had two committees. The Audit and Finance Committee consisted of John A. Young (Chair), Rajiv L. Gupta and Harold A. Wagner. The Corporate Governance and Compensation Committee consisted of Rae F. Sedel (Chair) and John A. Young. Subsequent to the end of fiscal 2001, the Board designated Harold A. Wagner as a member of the Corporate Governance and Compensation Committee and as Chairman of the Audit and Finance Committee. During fiscal 2001, the Audit and Finance Committee met three times and the Corporate Governance and Compensation Committee met two times. The committee reports below were prepared by the Directors who served on those committees in fiscal 2001.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE

     The audit functions of the Audit and Finance Committee are focused on three areas:

     - the adequacy of Agere's internal controls and financial reporting process and the reliability of Agere's financial statements.

     - the independence and performance of Agere's internal auditors and independent auditors.

     - Agere's compliance with legal and regulatory requirements.

     We meet with management periodically to consider the adequacy of Agere's internal controls and the objectivity of its financial reporting. We discuss these matters with Agere's independent auditors and with appropriate company financial personnel.

     We regularly meet privately with the independent auditors who have unrestricted access to the committee.

     We also recommend to the Board the appointment of the independent auditors and review periodically their performance, fees and independence from management.

     The Directors who serve on the committee are all "Independent" for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to Agere that may interfere with our independence from Agere and its management.

     The Board has adopted a written charter setting out the audit related functions the committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

     Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls.

     The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

     This year, we reviewed Agere's audited financial statements as of and for the fiscal year ended September 30, 2001 and met with both management and PricewaterhouseCoopers LLP, Agere's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

     We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. We also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Based on these reviews and discussions, we recommended to the Board that the company's audited financial statements be included in Agere's annual report on Form 10-K for the fiscal year ended September 30, 2001.

John A. Young (Chair)
Rajiv L. Gupta
Harold A. Wagner

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

     The functions of the Corporate Governance and Compensation Committee include: recommending to the full Board nominees for election as Directors of the company, making recommendations to the Board from time to time as to matters of corporate governance, administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The committee also will consider qualified candidates for Director suggested by stockholders in written submissions to Agere's Corporate Secretary.

     Under Agere's by-laws, nominations for Director may be made only by or at the direction of the Board of Directors, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers written notice along with the additional information and materials required by the by-laws to the Corporate Secretary of the company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year's annual meeting. For Agere's annual meeting in the year 2003, we must receive this notice on or after October 12, 2002, and on or before November 11, 2002. You can obtain a copy of the full text of the by-law provision by writing to the Corporate Secretary, 555 Union Boulevard, Allentown, Pennsylvania 18109.

COMPENSATION OF DIRECTORS

     Our outside Directors, that is Directors who are not employees of Lucent or Agere, receive annually a retainer of $45,000. Messrs. Gupta and Wagner and Ms. Sedel also received at the time of our initial public offering an option to purchase 50,000 shares of Class A common stock under our Non-Employee Director Stock Plan. At the same time, Mr. Young, who was then our Chairman, received an option to purchase 90,000 shares of Class A common stock. In the future, each outside Director, other than our Chairman, will receive annually an option to purchase 30,000 shares of our Class A common stock, and each new outside Director will receive an option to purchase 50,000 shares upon appointment. Our Chairman will receive annually an option to purchase 55,000 shares of our Class A common stock. The annual grants to Directors are made on the date of our annual meeting.

     The exercise price per share for options granted under the plan is the fair market value of a share on the date of grant. Options granted under the plan generally have a seven-year term and become exercisable on the first anniversary of the date of grant.

     Under Agere's Deferred Compensation Plan, non-employee Directors may defer all or a portion of their cash compensation to a deferred compensation account. Deferred compensation plan accounts have two components: an Agere stock portion and a cash portion. Directors can defer receipt of cash retainers to either portion of their accounts. The value of the stock portion of an account fluctuates based on changes in the price of Agere stock. The cash portion of an account earns interest, compounded quarterly, at an annual rate equal to 120% of the average interest rate for 10-year U.S. Treasury notes for the previous quarter. Interest rates for deferrals to the cash account may be revised by the Board.

     In the event of a potential change in control, as defined in the plan, the plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of the company's creditors.

     Agere also provides outside Directors with travel accident insurance when on company business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Corporate Governance and Compensation Committee in fiscal 2001 were Rae F. Sedel and John A. Young. Neither has ever been an officer or employee of Agere or any of its subsidiaries, and no "compensation committee interlocks" existed during fiscal 2001.

APPOINTMENT OF AUDITORS FOR FISCAL 2002

     Upon the recommendation of the Audit and Finance Committee, the Board has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for fiscal 2002.

     Representatives of PricewaterhouseCoopers LLP will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

FEES PAID TO OUR INDEPENDENT AUDITORS

     The fees billed by PricewaterhouseCoopers LLP for the indicated services performed during fiscal 2001 were as follows:

Audit Fees..................................................  $1,949,000
Financial Information Systems Design and Implementation
  Fees......................................................  $2,394,000
All Other Fees..............................................  $7,963,000

     In fiscal 2001, the company retained PricewaterhouseCoopers LLP to audit the financial statements included in the registration statement for its initial public offering and to provide advice on a number of tax, human resources and information systems projects associated with setting up the company as a separate entity. Approximately $4,737,000 of the amount shown above as All Other Fees related to the audit of historical financial statements that were carved out from Lucent's financial statements in connection with our initial public offering and statutory audits. In addition, the amount shown above as Financial Information Systems Design and Implementation Fees and approximately $2,575,000 of the amount shown above as All Other Fees were for other projects associated with setting up the company as a separate entity. Agere's Audit and Finance Committee considered whether the provision of the non-audit services was compatible with maintaining PricewaterhouseCoopers LLP's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     We believe that, under the Securities and Exchange Commission's rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our Class A common stock, all required reports have been timely filed, except that Jean F. Rankin filed her Form 3 late. That filing reported no holdings of Agere stock.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. One class is elected each year for a term of three years. Since our initial public offering, six Directors who were Lucent representatives have resigned from the Board of Directors. The Board has reduced its size from eleven to seven and the size of the class whose term expires at the 2002 annual meeting from three to one.

     One Director will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2005. The Board has nominated Harold A. Wagner, our current Chairman, for the position. You can find information about Mr. Wagner below.

     The persons named in the proxy card will vote such proxy for the election of Mr. Wagner, unless you indicate that your vote should be withheld. If elected, Mr. Wagner will continue in office until his successor has been duly elected and qualified, or until the earlier of his death, resignation or retirement. Mr. Wagner has indicated to the company that he will serve if elected. We do not anticipate that Mr. Wagner will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. WAGNER AS DIRECTOR.

                       NOMINEE FOR TERM EXPIRING IN 2005

     HAROLD A. WAGNER, CHAIRMAN OF THE BOARD SINCE DECEMBER 2001 AND DIRECTOR OF AGERE SINCE MARCH 2001. In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a position he held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is currently Chairman of the Dorothy Rider Pool Healthcare Trust. He is also a director of CIGNA Corporation, United Technologies Corporation, PACCAR and Arsenal Digital Solutions Worldwide, Inc. He is also a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc. Age: 66.

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003

     RAJIV L. GUPTA, DIRECTOR OF AGERE SINCE MARCH 2001. Mr. Gupta has been Chairman of the Board of Directors and Chief Executive Officer of Rohm and Haas Co., a specialty chemical company, since October 1999. From January 1999 to October 1999, he was Vice Chairman of Rohm and Haas. From 1996 to 1998, Mr. Gupta was a member of the Chairman's Committee at Rohm and Haas and oversaw the company's electronic materials business group. From 1993 to 1998, he served as a vice president of the company and director for the Asia-Pacific region. Mr. Gupta is currently a director of Rohm and Haas, Technitrol, Inc., Vanguard Group and the American Chemistry Council, formerly the Chemical Manufacturers Association. Mr. Gupta is also a member of the board of trustees of Drexel University. Age: 56.

     HENRY B. SCHACHT, LUCENT-REPRESENTATIVE DIRECTOR OF AGERE SINCE DECEMBER 2001. Mr. Schacht has been Chairman of the Board of Lucent since October 2000 and was Chief Executive Officer of Lucent from October 2000 through January 2002. Because of the level of its ownership of our common stock, Lucent may be deemed to be our parent. He was also Lucent's Chairman from 1996 to 1998 and Chief Executive Officer from 1996 to 1997. Mr. Schacht was Director and Senior Advisor, Warburg, Pincus & Co., LLC in 1995 and from 1998 to 2000. Mr. Schacht was Chairman from 1977 to 1995 and Chief Executive Officer from 1973 to 1994 of Cummins Engine Company, Inc. Mr. Schacht is also currently a director of Alcoa Inc., Avaya Inc., Johnson & Johnson, Knoll, Inc. and The New York Times Co. Age 67.

     RAE F. SEDEL, DIRECTOR OF AGERE SINCE MARCH 2001. Ms. Sedel has been a Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm, since 1988. She has also been the head of the technology sector and the lead partner on sector verticals at Russell Reynolds Associates since 1991. Age:
52.

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004

     FRANK A. D'AMELIO, LUCENT-REPRESENTATIVE DIRECTOR OF AGERE SINCE DECEMBER 2001. Mr. D'Amelio has been Chief Financial Officer of Lucent since May 2001. From November 1999 to May 2001, Mr. D'Amelio was group president of Lucent's Switching Solutions Group and Chairman of Lucent's joint venture with GTE, AG Communication Systems. From November 1997 to November 1999, Mr. D'Amelio was vice president product management and marketing of Lucent's Switching and Access Group. Prior to that, Mr. D'Amelio had held a number of financial and management positions at Lucent and AT&T since 1979. Age: 44.

     JOHN T. DICKSON, DIRECTOR OF AGERE SINCE MARCH 2001. Mr. Dickson has been our President and Chief Executive Officer since August 2000. Previously, Mr. Dickson was Executive Vice President and Chief Executive Officer of Lucent's Microelectronics and Communications Technologies Group since October 1999. He joined AT&T in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent's Microelectronics Group in 1997. Before joining AT&T, Mr. Dickson was Chairman and Chief Executive Officer of Shographics from 1992 until 1993, was President and Chief Executive Officer of Headland Technology Incorporated from 1991 to 1992, held various management positions at ICL plc from 1983 until 1991 and held various management positions at Texas Instruments from 1969 until 1983. Mr. Dickson is currently a director of the Semiconductor Industry Association, or SIA, and Mettler-Toledo International Inc. and a member of the board of trustees of Lehigh Valley Health Network. Age: 55.

     JOHN A. YOUNG, DIRECTOR OF AGERE SINCE MARCH 2001, CHAIRMAN OF THE BOARD FROM MARCH 2001 TO DECEMBER 2001 AND LUCENT-REPRESENTATIVE DIRECTOR SINCE DECEMBER 2001. In 1992, Mr. Young retired from his position as President and Chief Executive Officer of Hewlett-Packard Company, a position he held since 1978. Mr. Young is currently a director of Affymetrix Inc., ChevronTexaco Corp., Ciphergen Biosystems Inc., Fluidigm Corporation, Lucent, Perlegen Sciences Inc. and GlaxoSmithKline plc. Age: 69.

             BENEFICIAL OWNERSHIP OF AGERE AND LUCENT COMMON STOCK

BENEFICIAL OWNERS OF MORE THAN 5% OF AGERE'S COMMON STOCK

     The following table sets forth information concerning the beneficial ownership of Agere's voting securities as of November 1, 2001 for each person we know of that beneficially owns more than 5% of our Class A common stock or Class B common stock. To our knowledge, the named entity has sole voting and investment power with respect to these securities.

                           CLASS A COMMON STOCK       CLASS B COMMON STOCK        TOTAL COMMON STOCK
                          -----------------------   ------------------------   ------------------------
NAME AND ADDRESS            NO. OF     PERCENT OF     NO. OF      PERCENT OF     NO. OF      PERCENT OF
OF BENEFICIAL OWNER         SHARES       CLASS        SHARES        CLASS        SHARES        EQUITY
-------------------       ----------   ----------   -----------   ----------   -----------   ----------
Lucent Technologies       37,000,000(2)   5.1%      908,100,000     100%       945,100,000     57.8%(3)
  Inc...................
  600 Mountain Avenue
  Murray Hill, NJ
  07974(1)

---------------

(1) As a result of the pledge under the Lucent credit facilities of the shares Lucent owns, the lenders under those facilities might, in the event of a default under the facilities by Lucent, have a right to become beneficial owners, with voting and investment power, of the shares held by Lucent.

(2) Excludes the Class A common stock into which the Class B common stock held by Lucent is convertible on a share-for-share basis. The Class B common stock held by Lucent represented on a converted basis 55.5% of the Class A common stock that would be outstanding after conversion.

(3) Represents approximately 84.2% of the combined voting power of both classes of our common stock with respect to the election and removal of Directors and approximately 57.8% of the voting power of our outstanding common stock with respect to all other matters.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the beneficial ownership of Agere's Class A common stock and Lucent's common stock as of November 1, 2001 for: (a) each outside Director who is not a Lucent representative, (b) each current Director who is a Lucent representative, (c) our Chief Executive Officer, who is also a Director, and the four other most highly compensated executive officers in the fiscal year ended September 30, 2001 and (d) all of our current Directors and executive officers as a group. To our knowledge, except as otherwise noted, the named individual or family members had sole voting and investment power with respect to these securities.

                                             AGERE CLASS A COMMON STOCK      LUCENT COMMON STOCK
NAME                                           BENEFICIALLY OWNED (1)     BENEFICIALLY OWNED (1)(2)
----                                         --------------------------   -------------------------
        (a)
Rajiv L. Gupta.............................             2,000                            --
Rae F. Sedel...............................             6,900                           750
Harold A. Wagner...........................             5,000                            --
        (b)
Frank A. D'Amelio(3).......................                --                       717,683
Henry B. Schacht(3)........................                --                     2,395,563
John A. Young(3)...........................             5,000                         5,036
        (c)
John T. Dickson............................               100                       676,023
Mark T. Greenquist.........................             1,250                         1,198
Sohail A. Khan.............................                --                       221,018
Ahmed Nawaz................................             1,250                       360,862
Daniel A. DiLeo............................                --                       157,725
        (d)
Directors and executive officers as a group
  (12 persons).............................            30,250                     4,428,068

---------------

(1) No individual Director or executive officer identified above owned, and the Directors and executive officers as a group did not own, more than 1% of Agere's outstanding Class A common stock or of Lucent's outstanding common stock or any shares of Agere's Class B common stock as of November 1, 2001.

(2) Includes beneficial ownership of the following numbers of shares of Lucent common stock that (a) may be acquired within 60 days of November 1, 2001 pursuant to stock options awarded under Lucent stock plans or (b) are subject to Lucent restricted stock unit awards that vest within 60 days of November 1, 2001:

                                                      (a)        (b)
                                                   ---------    ------
    - Mr. D'Amelio...............................    635,752    50,000
    - Mr. Schacht................................  2,391,851        --
    - Mr. Young..................................      5,036        --
    - Mr. Dickson................................    657,471    12,500
    - Mr. Khan...................................    214,643     6,250
    - Mr. Nawaz..................................    324,253     6,250
    - Mr. DiLeo..................................    140,935     6,250
    - Directors and executive
      officers as a group........................  4,274,839    75,000

(3) The shares of Agere's Class A common stock and Class B common stock beneficially owned by Lucent have not been included in the table as beneficially owned by these individuals. Messrs. D'Amelio, Schacht and Young all disclaim any beneficial ownership of such shares.

                   ITEM 2 -- PROPOSAL TO APPROVE AN AMENDMENT
              TO THE AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

     The Board of Directors recommends that the stockholders approve an amendment to the Agere Systems Inc. Short Term Incentive Plan. We are asking you to approve the amendment to preserve Agere's federal income tax deduction for compensation paid to its chief executive officer and its four other most highly compensated executive officers (Agere's "covered employees"). Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to each of the "covered employees" of a publicly held corporation to $1 million per fiscal year, with exceptions for performance-based compensation made under qualifying plans. The Board approved the amendment in October 2001 and has established target awards for the first quarter of fiscal 2002 subject to stockholder approval of the amendment. A summary of the principal features of, and material changes to, the plan is provided below, but the summary is qualified in its entirety by reference to the full text of the plan, which was filed electronically with the Securities and Exchange Commission with this proxy statement.

     Awards. The Short Term Incentive Plan provides for the payment of cash bonuses for executive officers of Agere as determined at or following the end of performance periods selected by the Corporate Governance and Compensation Committee, in accordance with targets established at or near the beginning of the performance periods. Factors that may be considered in determining the amount of cash bonuses paid to executive officers will be, among others, the executive officer's individual performance, which may be measured by the quality of strategic plans, organizational and management development, special project leadership and similar indicators of individual performance or other measures, and the company's financial performance, which may be measured by cash flow, earnings per share, return on equity, total return to stockholders in the form of stock price appreciation and dividends, if paid, or other measures. The maximum amount that may be paid under the plan to an executive officer in any fiscal year is $9 million. In fiscal 2001, there were 11 participants.

     Plan Administration. The Corporate Governance and Compensation Committee administers the Short Term Incentive Plan. The committee can make award payments subject to Agere having a minimum level of net income (as defined) established by the committee at or near the beginning of each performance period, so that awards paid to "covered employees" within the meaning of Section 162(m) can be deducted by the company for tax purposes. Subject to this limitation, the award amount with respect to an executive officer is determined in the sole discretion of the committee or, in the case of an award to an officer who is not a "covered employee," in the sole discretion of the committee or a person or committee to whom the committee has delegated that authority.

     Other Provisions. The Board may modify or terminate the Short Term Incentive Plan at any time.

     Material Changes in the Amendment. Prior to the amendment of the plan, participants were selected and performance targets were established for each fiscal year. Under the plan as amended, the Corporate Governance and Compensation Committee will select the periods that are used to measure performance and net income for purposes of the plan. We expect that, at least initially, the committee will select participants and performance targets for each fiscal quarter. The amendment also modifies the definition of net income that is used in determining whether "covered employees" are eligible to receive awards under the plan. Under the amendment, net income will be determined before taxes, and excludes (a) extraordinary items; (b) cumulative effects of changes in accounting principles; (c) securities gains and losses;

(d) amortization or write-off of goodwill, acquired intangibles, and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges and gains and losses from qualified benefit plan curtailments and settlements.

     Tax Rules. The following is a brief summary of the federal income tax consequences of payments made under the Short Term Incentive Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state or local tax consequences. In general, ordinary income will be recognized by the executive officers that participate in the plan at the time that awards are paid or made available to them. At the time that an executive officer recognizes ordinary income, Agere will be entitled to a corresponding deduction if, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on compensation paid to "covered employees" and (ii) any applicable reporting obligations are satisfied.

     Awards made in the future to any executive officer will be based on the executive officer's individual performance and the company's future performance. Accordingly, the amount of cash bonuses to be paid in the future to current or future participating officers cannot be determined at this time. Actual amounts will depend on the individual's and the company's actual performance. Because the Corporate Governance and Compensation Committee will select performance targets under the amended plan for each fiscal quarter rather than for the fiscal year and quarterly performance targets were not set in fiscal 2001, we cannot determine the bonuses that would have been paid in fiscal 2001 had this proposal been in effect.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                   ITEM 3 -- PROPOSAL TO APPROVE AN AMENDMENT
            TO THE AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN

     The Board of Directors recommends that the stockholders approve an amendment to the Agere Systems Inc. 2001 Long Term Incentive Plan. We are asking you to approve the amendment, among other reasons, to preserve Agere's federal income tax deduction for compensation paid to its "covered employees" under
Section 162(m) of the Internal Revenue Code and to authorize the issuance of additional shares of Agere's common stock under the plan. The amendment of the plan will become effective upon its approval by stockholders. A summary of the principal features of, and material changes to, the plan is provided below, but the summary is qualified in its entirety by reference to the full text of the plan, which was filed electronically with the Securities and Exchange Commission with this proxy statement.

     Awards. The 2001 Long Term Incentive Plan provides for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code and non-statutory stock options, stock appreciation rights, restricted stock awards, performance awards and other stock unit awards, as such terms are defined in the 2001 Long Term Incentive Plan. All employees of the company are eligible to participate in the 2001 Long Term Incentive Plan.

     Shares Available. The total number of shares of Agere common stock originally available for awards granted under the 2001 Long Term Incentive Plan was 180 million shares. As of December 15, 2001, a total of 39.1 million shares were available for grants of awards under the plan. In fiscal 2001, we granted stock options to all our employees at the time of our initial public offering. In order to motivate employees at a time when we did not anticipate paying bonuses or giving raises in light of market conditions, we granted additional options later in the fiscal year that we normally would not have granted until fiscal 2002. As a result, we expect that our usage of shares under the plan will be lower in fiscal 2002 than it was in fiscal 2001.

     Upon the effective date of the amendment, an additional 180 million shares will be available for awards under the plan. After that date, no more than 40 million shares of Agere common stock will be available for the grant of incentive stock options and no more than 40 million shares will be available for the grant of stock appreciation rights, restricted stock, performance shares or other stock unit awards valued by reference to shares. In addition, no individual may be granted awards with respect to more than 10 million shares of Agere common stock over any three-year period after the amendment becomes effective. Prior to the amendment, this limit applied to awards made over the two-year term of the plan. Awards under the plan may be granted with respect to either Class A common stock or Class B common stock.

     If any shares of Agere common stock subject to any award are forfeited or the award otherwise terminates without the issuance of shares of Agere common stock, the shares subject to the award, to the extent of any such forfeiture or termination, generally will again be available for grant under the 2001 Long Term Incentive Plan. In addition, under the amendment, if any shares of Agere common stock are tendered to pay all or part of the purchase price under an award, tendered or withheld to satisfy all or part of the tax withholding obligations related to an award, or purchased by Agere with cash received upon the exercise of options granted under the plan, then in each case those shares will again be available for awards under the plan. Finally, under the amendment, the number of shares available under the plan will not be reduced by any shares that are granted in substitution or replacement of options or other awards issued by an entity acquired by, or whose assets are acquired by, Agere.

     Plan Administration. The Corporate Governance and Compensation Committee administers the 2001 Long Term Incentive Plan. In the event of any corporate event affecting the shares of Agere common stock, the Corporate Governance and Compensation Committee can make adjustments and other substitutions to the plan and awards under the plan that it deems equitable or appropriate in its sole discretion. The Corporate Governance and Compensation Committee has delegated to the company's Stock Awards Committee the right to make awards to employees who are not officers or Directors of the company.

     Options; Stock Appreciation Rights. Options to purchase shares of Agere common stock may be granted under the 2001 Long Term Incentive Plan, either alone or in addition to other awards. The purchase price per share of Agere common stock that may be purchased under an option is determined by the Corporate Governance and Compensation Committee in its sole discretion, but cannot be less than the fair market value of a share of Agere Class A common stock or Class B common stock, as applicable, on the date the option is granted. The term of each option is fixed by the Corporate Governance and Compensation Committee in its sole discretion, but no stock option may be exercised more than 10 years after the date the option is granted. Options are exercisable at such time or times as determined by the Corporate Governance and Compensation Committee. Subject to the other provisions of the 2001 Long Term Incentive Plan and any applicable award agreement, any option may be exercised by the participant upon payment by delivery of cash, shares of Agere common stock or other consideration having a fair market value on the exercise date equal to the total option price, or by any combination thereof permitted in the applicable award agreement.

     The aggregate fair market value of the shares of Agere common stock with respect to which incentive stock options held by any participant may become exercisable for the first time by such participant during any calendar year under the 2001 Long Term Incentive Plan, including under any other benefit plan of Agere or any of its affiliates, cannot exceed $100,000, determined at the time of grant, or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Internal Revenue Code. In its sole discretion, the Corporate Governance and Compensation Committee may provide, at the time of grant, that the shares of common stock to be issued upon an option's exercise will be in the form of restricted stock or other similar securities, or may reserve the right to so provide after the time of grant.

     In general, if a plan participant's employment is terminated, other than for death, disability, retirement or specified actions initiated by the company, all of the participant's unexercisable options are forfeited and all exercisable options may be exercised within 90 days following termination.

     Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. If any stock appreciation right relates to an option, the stock appreciation right or applicable portion thereof will terminate and will not be exercisable upon the termination or exercise of the related option, except that any stock appreciation right granted with respect to less than the full number of shares of Agere common stock covered by a related option will not be reduced except to the extent that the number of shares of Agere common stock affected by the exercise or termination of the related option exceeds the number of shares of Agere common stock not covered by the stock appreciation right. Any option related to any stock appreciation right will no longer be exercisable to the extent the related stock appreciation right has been exercised. The Corporate Governance and Compensation Committee may impose such additional conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate.

     Performance Awards. Performance-based equity awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2001 Long Term Incentive Plan. The performance criteria to be achieved during any performance period under the 2001 Long Term Incentive Plan and the length of the performance period are determined by the Corporate Governance and Compensation Committee. Performance awards are generally paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of Agere common stock, other property or any combination thereof, in the sole discretion of the Corporate Governance and Compensation Committee at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

     Other Stock Unit Awards. Other awards of shares of Agere common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Agere common stock or other property may be granted to participants, either alone or in addition to other awards. Other stock unit awards may be paid in shares of Agere common stock, other securities of Agere, cash or any other form of property as the Corporate Governance and Compensation Committee determines. The maximum amount that may be paid under the plan to any participant pursuant to grants of performance awards in the form of performance units and/or other stock unit awards valued with reference to property other than common stock or other securities of Agere is $9 million in any calendar year.

     Shares of Agere common stock, including securities convertible into shares of Agere common stock, subject to other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

     Other stock unit awards include restricted stock unit awards, which entitle the holder to receive a number of shares of common stock after a specified period of time if the holder remains an employee of the company. In general, these awards are granted pursuant to an award agreement that specifies, among other things, the number and type of shares of Agere common stock subject to the award and the vesting period.

     Restricted Shares of Common Stock. Restricted stock awards may be issued to participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2001 Long Term Incentive Plan. Except as otherwise determined by the Corporate Governance and Compensation Committee at the time of grant, upon termination of employment for any reason during the restriction period, all restricted stock awards still subject to restriction are forfeited by the participant and reacquired by the company.

     Change in Control. As amended, the plan will provide that, for all awards granted after February 21, 2002, in the event of a change in control:

     - if Agere is not the surviving entity following a change in control, and the surviving or acquiring entity (the surviving or acquiring entity being the "acquiror") does not assume the outstanding awards or does not substitute equivalent equity awards relating to the securities of the acquiror or its affiliates for outstanding awards, then all such awards will become immediately and fully exercisable (or in the case of restricted stock awards, performance awards or other stock unit awards, fully vested and all restrictions will immediately lapse). In addition, the Corporate Governance and Compensation Committee may in its sole discretion provide for a cash payment to be made to each participant upon consummation of the change in control for the outstanding awards held by such participant, determined on the basis of the value that would be received in such change in control by the holders of Agere's securities relating to such awards;

     - if Agere is the surviving entity following a change in control, or the acquiror assumes the outstanding awards or substitutes equivalent equity awards relating to the securities of the acquiror or its affiliates for such awards, then all such awards or such substitutes therefore will remain outstanding and be governed by their respective terms and the provisions of the plan;

     - if (A) the employment of a participant with Agere is terminated (1) other than for cause (as defined) or (2) by the participant for good reason (as defined), in either case within 24 months following a change in control, and (B) Agere is the surviving entity following the change in control, or the acquiror assumes the outstanding awards or substitutes equivalent equity awards relating to the securities of the acquiror or its affiliates for such awards, then all awards held by such participant will become immediately and fully exercisable (or in the case of restricted stock awards, performance awards or other stock unit awards, fully vested and all restrictions will immediately lapse); and

     - the Committee in its discretion may cancel all outstanding options under the plan and, in lieu thereof, provide for the payment to each holder of an outstanding option, whether or not such option is then exercisable, of an amount equal to the amount by which the price per share paid to shareholders in connection with such change in control exceeds the purchase price per share under the option multiplied by the number of shares subject to such option.

     For awards made before February 22, 2002, the 2001 Long Term Incentive Plan generally provides that, unless the Corporate Governance and Compensation Committee determines otherwise at the time of grant, in the event of a change in control:

     - any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested;

     - the restrictions and deferral limitations applicable to any restricted stock awards will lapse;

     - all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and

     - the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable.

     The 2001 Long Term Incentive Plan defines change in control to mean, generally:

     - the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of Agere common stock or the combined voting power of the company's then outstanding voting securities entitled to vote generally in the election of Directors;

     - a change in the composition of a majority of the Board of Directors that is not supported by the incumbent Board;

     - the approval by the stockholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of Agere's assets of or, if consummation of such corporate transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation;

     - the approval of the stockholders of Agere's complete liquidation or dissolution; or

     - a change in control of Lucent, if it occurs prior to the date on which Lucent ceases to own at least 30% of the outstanding shares of Agere's common stock.

     Notwithstanding the foregoing, the disposition of Agere common stock by Lucent to its stockholders will not by itself constitute a change in control under the 2001 Long Term Incentive Plan.

     Other Provisions. The Board of Directors may amend, alter or discontinue the 2001 Long Term Incentive Plan, but no amendment, alteration or discontinuation may be made that would impair rights under an award previously granted without the participant's consent.

     The Corporate Governance and Compensation Committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the company or its financial statements or changes in applicable laws, regulations or accounting principles.

     The 2001 Long Term Incentive Plan also provides that, if the Corporate Governance and Compensation Committee determines at the time a restricted stock award, a performance award or an other stock unit award is granted to an individual that the individual is, or may be, as of the end of the tax year in which Agere would claim a tax deduction related to the award, a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code, then the committee may condition the lapsing of the restrictions and the distribution of cash, stock or other property pursuant to the award subject to the company having a level of net income (as defined) determined by the committee. The committee also has the discretion to reduce, but not increase, the final amount of any performance award or other stock unit award based on such criteria as individual and company performance.

     Material Changes in the Amendment. As described above, the amendment of the plan will:

     - increase the total number of shares of Agere common stock available for awards granted under the plan by 180 million shares;

     - in addition to the existing circumstances under which shares subject to awards under the plan may become available again for awards, cause shares of Agere common stock that are:

       - subject to an award granted under the plan that are not issued because of the tender to pay all or part of the purchase price under the award, or tender or withholding to satisfy all or part of the tax withholding obligations related to the award, or

       - purchased by Agere with cash received upon the exercise of options granted under the plan,

       to again be available for awards under the plan;

     - modify the treatment of awards granted under the plan after February 21, 2002 in the event of a change in control of Agere, so that awards will not always vest or accelerate upon a change in control of Agere;

     - change the term of the plan so that, rather than expiring at the end of a fixed term, the plan will expire, unless terminated earlier by the Board, when no shares are available for grant, exercise or settlement of awards; and

     - modify the definition of net income that is used in determining whether "covered employees" are eligible to receive certain types of award payouts under the plan; the definition will specify that net income will be determined before taxes, and will exclude (a) extraordinary items; (b) cumulative effects of changes in accounting principles; (c) securities gains and losses; (d) amortization or write-off of goodwill, acquired intangibles and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges and gains and losses from qualified benefit plan curtailments and settlements; and provide that the Corporate Governance and Compensation Committee will select the periods that are used to measure net income.

     The amount of the awards to be paid in the future to current or future participating officers will be decided at the time and cannot be determined at this time. Actual amounts will depend on a number of factors, including an individual's potential contribution to the business, compensation practices at the time, retention issues and the company's stock price. We believe that, had the amendment been in effect in fiscal 2001, the amount of awards granted under the plan would not have been materially different.

     Tax Rules. The following is a brief summary of the federal income tax consequences of certain transactions under the 2001 Long Term Incentive Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     In general: (i) no income will be recognized by an optionee at the time a nonqualified option is granted; (ii) at the time of exercise of a nonqualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee's alternative minimum tax, if any, the difference between the fair market value of the shares of common stock at exercise and the purchase price constitutes an item of adjustment. If shares of common stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the purchase price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.

     No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of common stock, received pursuant to the exercise.

     A recipient of a restricted stock award generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares, reduced by any amount paid by the recipient, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares to the recipient will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a
Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     Generally, no income will be recognized by a participant in connection with the grant of a performance award or other stock unit award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally will be required to include as taxable ordinary income in the year of payment an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of common stock, actually or constructively received.

     To the extent that a participant recognizes ordinary income in the circumstances described above, Agere will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on compensation paid to "covered employees" and (ii) any applicable reporting obligations are satisfied.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on our Class A common stock for the period of time from March 28, 2001, the date on which our Class A common stock began trading on the New York Stock Exchange, through September 30, 2001, to that of the S&P 500 Index and the Philadelphia Semiconductor Index. The graph assumes that a $100 investment was made in our Class A common stock and each of the indices at March 28, 2001 and that dividends, if any, were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

(GRAPH OMITTED)

                                   28-MAR-01   30-APR-01   31-MAY-01   30-JUN-01   31-JUL-01   31-AUG-01   30-SEP-01
                                   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Agere Class A Common Stock.......   $100.00     $116.47     $116.47     $121.46     $ 92.01     $84.86      $68.89
S&P 500 Index....................   $100.00     $108.34     $108.89     $106.17     $105.02     $98.29      $90.26
Philadelphia Semiconductor
  Index..........................   $100.00     $114.45     $103.40     $107.79     $104.64     $97.19      $64.54

                             EXECUTIVE COMPENSATION

                       REPORT OF THE CORPORATE GOVERNANCE
                           AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     One of the functions of Agere's Corporate Governance and Compensation Committee is to oversee the company's compensation plans and practices. We began functioning as a committee shortly after Agere completed its initial public offering in April 2001. Prior to that time, Lucent directors and officers made compensation decisions for Agere's employees.

     We work with management to establish Agere's compensation philosophy and the outlines of Agere's compensation programs. Because we must be responsive to market conditions, we expect that we will periodically review all or part of the Agere compensation program.

     We will also review and establish the individual compensation levels for the members of the senior leadership team. In doing so, we will likely consider the advice of independent, outside consultants in determining whether the amounts and types of compensation the company pays its leaders are appropriate. Neither of the members of the committee in fiscal 2001 is a current or former employee of the company or Lucent.

EXECUTIVE COMPENSATION PHILOSOPHY

     Our current compensation program was designed to attract, motivate and retain the highly talented individuals Agere needs to drive business success. The program reflects the following principles:

- COMPENSATION SHOULD BE RELATED TO PERFORMANCE

     Our compensation program should reinforce the company's business and financial objectives. When the business is financially successful, employees will be rewarded. When the business does not meet objectives, any rewards will be at the discretion of the committee. We believe that individual pay may vary based on performance and contribution to the business. And, employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

- AGERE EMPLOYEES SHOULD OWN AGERE STOCK

     We provide Agere employees at all levels with a number of ways to become stockholders. Stock option grants have been made to all employees. In addition, we have an employee stock purchase plan that enables employees to purchase Agere stock at a discount through payroll deductions and 401(k) plans under which U.S. employees can invest in Agere common stock. Our goal is to have market competitive stock programs that encourage each employee to act like an owner of the business.

- INCENTIVE COMPENSATION SHOULD BE A GREATER PART OF TOTAL COMPENSATION FOR MORE SENIOR POSITIONS

     The proportion of an individual's total compensation that varies with individual and company performance objectives should increase as the individual's business responsibilities increase.

- OTHER GOALS

     As described below, our compensation program is designed to balance short and long term financial objectives, build stockholder value and reward individual and company performance.

     When we determine future compensation levels for executive officers, we expect to review compensation survey data from independent sources to ensure that our total compensation program is competitive. Companies selected for the survey will be those with whom we compete for executive talent. We expect to target overall compensation levels between the 50th and the 75th percentile of our comparison group. The company's primary competitors for executive talent are semiconductor companies. However, because the company generally requires skills from a more varied set of backgrounds, we will also benchmark against other similarly sized multinational companies.

     It is our goal to have most of the compensation paid to the company's five most highly compensated executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under those plans will be fully deductible. However, some of the compensation we pay cannot be deducted. The compensation paid to those officers that cannot be deducted includes salary, sign-on and guaranteed bonuses paid to new hires and the value of perquisites and restricted stock unit awards, to the extent that the aggregate value of these amounts exceeds $1 million in a year.

COMPONENTS OF OUR COMPENSATION PROGRAM

     The three components of our compensation program are:

     - BASE SALARY

     - SHORT TERM BONUS

     - LONG TERM INCENTIVES

1.  Base Salary

     This year, base salaries for our executive officers were set by Lucent before our initial public offering. We will target base salaries for our senior leaders at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. We expect to conduct surveys periodically to ensure that our salaries are competitive. However, we believe that compensation above competitive levels should come primarily from the variable portion of the compensation package.

2.  Short Term Incentives

     The annual bonus component of incentive compensation was designed to align senior leaders' pay with the short term (annual) performance of the company. In fiscal 2001, one half of the annual bonus opportunity was based on corporate revenue and operating income objectives. The other half of the annual bonus opportunity was tied to individual and team performance, as determined by the committee at the end of the year. However, because payment of any bonus this year depended on achievement of a level of revenue and operating income that was not met, we did not award discretionary bonuses to our executive officers or to employees generally this year. The bonus we paid to Mr. Greenquist was a sign-on bonus that we paid when he joined the company in early 2001. This payment was intended to compensate Mr. Greenquist for incentives that he forfeited when he left his prior employer to join Agere.

3.  Long Term Incentives: Stock Options

     As part of the launch of our new company, the company granted Agere stock options to all employees at the time of our initial public offering. Target grants were based on a review of the grant practices of our comparison group. Actual grants were then adjusted based on individual performance, impact on the business and retention.

     We believe that ownership of Agere stock is a key element of our compensation program and that retention of our senior team is essential to Agere's success. Based on the difficult market conditions facing the company in fiscal 2001, we generally did not provide bonuses for fiscal 2001 or merit increases for fiscal 2002. However, we did grant additional stock options to employees to motivate them going forward. We granted options that would have been granted in fiscal 2002 earlier than planned, providing each employee new options covering 70% of the number of Agere shares covered by Agere options granted earlier in the year. We also provided employees who held Lucent options a new Agere option covering one share for every three shares covered by their Lucent options. Part of the fiscal 2002 grants have the possibility of accelerated vesting if the company achieves positive adjusted cash flow in any quarter of fiscal 2002.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In fiscal 2001, the company's chief executive officer was John Dickson. In fiscal 2001, Mr. Dickson's base salary was $800,000. This amount was set by Lucent before our initial public offering.

     In fiscal 2001, Mr. Dickson led the company through a number of milestone events: its initial formation, its initial public offering and some of the most difficult market conditions the industry has ever seen. He provided great leadership and guidance through these events. However, as a result of the impact on the company of significant declines in demand for the company's products, we did not pay bonuses to Mr. Dickson or to employees generally.

     In fiscal 2001, Agere granted Mr. Dickson stock options covering a total of 3,435,630 Agere shares. One option, covering 1,500,000 shares, was part of the initial public offering grant program. The other options were part of the programs described above in which all employees participated. These grants covered a total of 1,935,630 shares. Mr. Dickson also received from Lucent two stock option grants covering a total of 750,000 Lucent shares and 200,000 Lucent restricted stock units.

Rae F. Sedel (Chair)
John A. Young

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                       ---------------------------------
                                          ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                   ---------------------------------   -----------------------   -------
                                                           OTHER       RESTRICTED   SECURITIES
                                                           ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
NAME AND                  FISCAL   SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION
PRINCIPAL POSITION(1)      YEAR      ($)       ($)          ($)          ($)(2)       (#)(3)       ($)        ($)(4)
---------------------     ------   -------  ---------   ------------   ----------   ----------   -------   ------------
John T. Dickson.........   2001    800,000         --      22,895      3,522,000     4,185,630        --       2,500
President and Chief        2000    436,667    350,000      22,745             --     1,551,242        --      28,773
Executive Officer          1999    365,000    821,343      20,898             --       110,803   263,960      32,863

Mark T. Greenquist......   2001    277,419    270,000(5)        --       174,000       850,000        --      61,744
Executive Vice President
and Chief Financial
Officer

Sohail A. Khan..........   2001    440,000         --       7,387        812,000     1,429,034        --       2,500
Executive Vice             2000    276,812    250,000       3,807             --       171,241        --      31,273
President,
Integrated Circuits

Ahmed Nawaz.............   2001    440,000         --       7,642        812,000     1,441,959        --       2,500
Executive Vice             2000    325,000    280,000       5,386             --       133,466        --      20,689
President,
Sales

Daniel A. DiLeo.........   2001    440,000         --       6,172        812,000     1,391,684        --       2,500
Executive Vice             2000    297,262    300,000       6,093             --        97,707        --      39,245
President,
Optoelectronics

---------------

(1) Includes those who in fiscal 2001 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. The positions listed are those that the individuals held during fiscal 2001.

(2) The amounts shown in this column reflect the value of Lucent restricted stock unit awards granted by Lucent before our initial public offering. The awards have been valued for this table using the closing prices of Lucent common stock on the New York Stock Exchange Composite Transaction Tape on the grant dates of the awards. Based on the closing price of Lucent common stock on September 30, 2001, the aggregate number and value of all restricted stock units held by the executive officers as of that date are as follows: Mr. Dickson (227,666 -- $1,304,526); Mr. Greenquist
    (15,000 -- $85,950); Mr. Khan (50,000 -- $286,500); Mr. Nawaz
    (97,007 -- $555,850); and Mr. DiLeo (50,000 -- $286,500). The restricted stock units granted in fiscal 2001 vest 25% on each anniversary of the grant date, except for Mr. Greenquist's restricted stock units which vest 20% on each anniversary of the grant date (except that 100% of his units vest upon termination of his employment by Agere other than for cause). Dividend equivalents will not be paid on these awards. If Lucent completes the spin-off of Agere, unvested Lucent restricted stock units held by these individuals will be replaced with Agere restricted stock units.

(3) The amounts shown in this column include options to purchase both Lucent common stock and Agere Class A common stock. The number of shares shown for fiscal 2001 that relate to options to purchase Agere Class A common stock are as follows: Mr. Dickson -- 3,435,630; Mr. Greenquist -- 850,000; Mr. Khan -- 1,194,234; Mr. Nawaz -- 1,241,959; and Mr. DiLeo -- 1,178,284. All
    options granted before fiscal 2001 are options to purchase Lucent common stock. If Lucent completes the spin-off of Agere, options to purchase Lucent common stock held by these individuals will be converted to options to purchase Agere common stock.

(4) The amounts shown for fiscal 2001 include (a) company contributions to savings plans as follows: $2,500 each for Messrs. Dickson, Greenquist, Khan, Nawaz and DiLeo; (b) $1,505 of premiums paid for term insurance for Mr. Greenquist; and (c) $57,739 of relocation expenses for Mr. Greenquist.

(5) This amount was a hiring bonus paid to Mr. Greenquist when he joined Agere.

     The following table shows all grants of options to acquire shares of Agere and Lucent common stock granted to the executive officers named in the Summary Compensation Table during fiscal 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  NUMBER OF     % OF TOTAL
                                   SHARES        OPTIONS                                  GRANT
                                 UNDERLYING     GRANTED TO    EXERCISE                     DATE
                                   OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION     PRESENT
NAME                             GRANTED (#)   FISCAL YEAR    ($/SHARE)      DATE      VALUE($)(1)
----                             -----------   ------------   ---------   ----------   ------------
John T. Dickson................     550,000        0.16%       18.7500     1/31/2011   5,417,885(2)
                                    200,000        0.06%       16.0313    12/25/2010   1,156,720(3)
                                  1,500,000        0.99%        6.0000     3/26/2008   3,831,000(4)
                                    525,000        0.35%        5.5950     7/31/2008   1,145,655(5)
                                    885,630        0.58%        5.5950     7/31/2008   2,092,832(6)
                                    525,000        0.35%        5.5950     7/31/2008   1,240,628(6)

Mark T. Greenquist.............     500,000        0.33%        6.0000     3/26/2008   1,277,000(4)
                                    175,000        0.12%        5.5950     7/31/2008     381,885(5)
                                    175,000        0.12%        5.5950     7/31/2008     413,543(6)

Sohail A. Khan.................     100,000        0.03%       18.7500     1/31/2011     985,070(2)
                                    100,000        0.03%       16.0313    12/25/2010     578,360(3)
                                    600,000        0.40%        6.0000     3/26/2008   1,532,400(4)
                                    210,000        0.14%        5.5950     7/31/2008     458,262(5)
                                    174,234        0.11%        5.5950     7/31/2008     411,732(6)
                                    210,000        0.14%        5.5950     7/31/2008     496,251(6)
                                      9,700        0.00%       16.0313    10/24/2009      47,664(7)
                                     25,100        0.01%       16.0313    10/04/2008      95,006(8)

Ahmed Nawaz....................     100,000        0.03%       18.7500     1/31/2011     985,070(2)
                                    100,000        0.03%       16.0313    12/25/2010     578,360(3)
                                    600,000        0.40%        6.0000     3/26/2008   1,532,400(4)
                                    210,000        0.14%        5.5950     7/31/2008     458,262(5)
                                    221,959        0.15%        5.5950     7/31/2008     524,511(6)
                                    210,000        0.14%        5.5950     7/31/2008     496,251(6)

Daniel A. DiLeo................     100,000        0.03%       18.7500     1/31/2011     985,070(2)
                                    100,000        0.03%       16.0313    12/25/2010     578,360(3)
                                    600,000        0.40%        6.0000     3/26/2008   1,532,400(4)
                                    210,000        0.14%        5.5950     7/31/2008     458,262(5)
                                    158,284        0.10%        5.5950     7/31/2008     374,041(6)
                                    210,000        0.14%        5.5950     7/31/2008     496,251(6)
                                      6,300        0.00%       16.0313    10/04/2008      23,846(8)
                                      7,100        0.00%       16.0313    10/24/2009      34,544(9)

---------------

(1) As permitted by the rules of the Securities and Exchange Commission, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the

    Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Agere's or Lucent's common stock, as applicable, during the applicable period.

(2) Option to purchase Lucent common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after 4 years, volatility of 64%, annual dividend yield of .006% and a risk-free rate of return of 4.7%. This option may be transferred to immediate family members and entities in which immediate family members have an interest.

(3) Option to purchase Lucent common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after 4 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.94%. This option may be transferred to immediate family members and entities in which immediate family members have an interest.

(4) Option to purchase Agere Class A common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after
    2.5 years, volatility of 65%, no annual dividend yield and a risk-free rate of return of 4.42%.

(5) Option to purchase Agere Class A common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter, subject to acceleration if Agere has positive cash flow not later than the quarter ending September 30, 2002. We made the following assumptions when calculating the grant date present value: the option will be exercised after 1.6 years, volatility of 65%, no annual dividend yield and a risk-free rate of return of 3.69%.

(6) Option to purchase Agere Class A common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after
    2.5 years, volatility of 65%, no annual dividend yield and a risk-free rate of return of 3.97%.

(7) Option to purchase Lucent common stock. This option vests on October 25, 2002. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3.05 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.76%.

(8) Option to purchase Lucent common stock. This option vested on October 5, 2001. We made the following assumptions when calculating the grant date present value: the option will be exercised after 2 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.81%.

(9) Option to purchase Lucent common stock. This option vests on October 25, 2002. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3 years, volatility of 54%, annual dividend yield of .006% and a risk-free rate of return of 4.76%.

     The following table shows, for each of the executive officers named in the Summary Compensation Table, the aggregate exercises of options to purchase Agere and Lucent common stock in fiscal 2001 and the fiscal year-end values of exercisable and unexercisable stock options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          SHARES                 OPTIONS AT FISCAL YEAR-END      IN-THE-MONEY OPTIONS AT
                         ACQUIRED      VALUE                 (#)                   FISCAL YEAR-END ($)
                        ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                        (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   --------   -----------   -------------   -----------   -------------
John T. Dickson.......      --          --         434,887(1)    5,657,631(2)      --             --
Mark T. Greenquist....      --          --              --         850,000(3)      --             --
Sohail A. Khan........      --          --         113,674(1)    1,602,458(4)      --             --
Ahmed Nawaz...........      --          --         235,667(1)    1,672,169(5)      --             --
Daniel A. DiLeo.......      --          --          94,400(1)    1,557,930(6)      --             --

---------------

(1) Options to purchase Lucent common stock exercisable on September 30, 2001.

(2) Includes options to purchase 3,435,630 shares of Agere Class A common stock and 2,222,001 shares of Lucent common stock.

(3) Options to purchase Agere Class A common stock.

(4) Options to purchase 1,194,234 shares of Agere Class A common stock and 408,224 shares of Lucent common stock.

(5) Options to purchase 1,241,959 shares of Agere Class A common stock and 430,210 shares of Lucent common stock.

(6) Options to purchase 1,178,284 shares of Agere Class A common stock and 379,646 shares of Lucent common stock.

PENSION PLANS

     Most of our U.S. management employees, including the individuals named in the Summary Compensation Table, participate in Lucent's non-contributory retirement income plan. Two programs are available under the Lucent retirement income plan: the service based program and the account balance program. Participants will be given full credit under our retirement income plan, which will be adopted at the time of the planned distribution, for service and compensation accrued under the Lucent retirement income plan.

     The service based program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant's adjusted career average pay is equal to 1.4% of the sum of the individual's:

     - average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

     - pay subsequent to December 31, 1998; and

     - annual bonus award paid in December 1997.

Average annual pay includes base salary and annual bonus awards.

     The account balance program generally covers management employees hired on or after January 1, 1999. Under this program, Lucent establishes an account for each participating employee and makes annual contributions to that account based on the employee's age, salary and bonus, in accordance with the following schedule:

                                                   CONTRIBUTIONS AS A PERCENT
       AGE                                            OF SALARY AND BONUS
       ---                                         --------------------------
less than 30.....................................       3.00%
30 - less than 35................................       3.75%
35 - less than 40................................       4.50%
40 - less than 45................................       5.50%
45 - less than 50................................       6.75%
50 - less than 55................................       8.25%
55+..............................................      10.00%

In addition, interest is credited on the last day of the year.

     The normal retirement age under the service based program is 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee's age is at least 50 and, when added to the employee's years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year that age plus years of service is less than 75. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

     Federal laws place limitations on compensation amounts that may be included under this plan. In 2001, up to $170,000 in eligible base salary and annual bonus could be included in the calculation under the retirement income plan.

     Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to executive officers are paid, under a supplemental pension plan. This plan is a non-contributory plan and has the same two programs and uses the same adjusted career average pay formula and eligibility rules as the retirement income plan. Pension amounts under the retirement income and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

     The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under the retirement income and supplemental pension plans.

     In addition, Messrs. Dickson, Khan and Nawaz are entitled to a supplemental pension benefit under the supplemental pension plan. This benefit provides additional pension credits equal to the difference between age 35 and the maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at one-half the rate in the management pension plan.

     If Messrs. Dickson, Khan and Nawaz continue in the positions identified above and retire at the normal retirement age of 65, the estimated annual pension payable to them under the retirement income and supplemental pension plans would be $546,000, $369,000 and $306,000, respectively. These amounts are single-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available. Mr. Greenquist's estimated balance in the account balance program at age 65 would be $3,250,000. This represents a lump sum payment; other optional forms of payment are available.

                 EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

     DANIEL A. DILEO. In August 2001, Mr. DiLeo announced he would retire from Agere. In order to provide for management continuity and to allow Agere to continue benefiting from Mr. DiLeo's experience in the industry, we entered into an agreement with Mr. DiLeo, pursuant to which he will continue working for the company through March 2002, at which time he would be entitled to receive benefits under the Officer Severance Plan plus an additional $16,042 per month until April 1, 2004 and up to $10,000 to furnish and equip a home office. Mr. DiLeo also agreed that, until April 1, 2004, he will not compete with the company and will not solicit or employ any person who was an Agere employee in November 2001. Including the compensation that he will receive through April 2004 described above, Mr. DiLeo will be entitled to an estimated annual pension at age 65 of $190,000, payable as a single-life annuity. Other optional forms of payment, which provide for actuarially reduced pensions, are available.

     MARK T. GREENQUIST. Mr. Greenquist joined Agere shortly before our initial public offering from a position at General Motors in Europe. When he joined us, we entered into a letter agreement with him.

     Under the agreement, Mr. Greenquist was to be paid an initial base salary of $400,000 per year and would have a target bonus opportunity of 70% of his annual base salary.

     We also agreed to provide Mr. Greenquist with a hiring incentive to encourage him to join Agere and to compensate him for incentives that he would forfeit by leaving his former employer. The hiring incentive included:

     - a stock option covering 300,000 shares of Agere stock granted at the time of our initial public offering;

     - an award of 15,000 Lucent restricted stock units that would vest over a five-year period; and

     - a cash payment of $270,000.

     To address Mr. Greenquist's concern that his responsibilities could be significantly reduced if the spin-off from Lucent were not completed as planned, the agreement provides for a cash payment to Mr. Greenquist of $680,000 on March 1, 2002, if the spin-off is not completed by that time.

     Mr. Greenquist participates in the Officer Severance Plan. In addition, if the spin-off does not occur by March 1, 2002 and Agere does not offer Mr. Greenquist continued employment as an officer with at least at the same salary and target bonus level, Mr. Greenquist would be entitled to a severance benefit equal to two times his base salary and target bonus.

OFFICER SEVERANCE PLAN

     Agere has a severance policy that provides for a number of benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

     The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These salary and bonus payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. An officer can request accelerated payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditional upon signing a release and will be offset by any individually negotiated arrangement.

RELATIONSHIP WITH LUCENT

     In fiscal 2001, our revenue from products sold to Lucent was approximately $606 million, and the cost of products purchased from Lucent was approximately $22 million. In addition, Lucent billed the company approximately $23 million for specific research and development projects in fiscal 2001.

     In connection with our separation from Lucent and the planned distribution of all the shares of our common stock by Lucent to its stockholders, Agere and Lucent entered into a Separation and Distribution Agreement and related agreements. The Separation and Distribution Agreement governs the transfer by Lucent to Agere of all the assets, liabilities and operations associated with Agere's businesses. The Separation and Distribution Agreement, among other things, provides that Agere will indemnify Lucent for all liabilities relating to Agere's businesses and for all contingent liabilities primarily relating to Agere's businesses. In addition, the Separation and Distribution Agreement provides that certain contingent liabilities will be shared by Lucent and Agere based on agreed upon percentages.

     Agere and Lucent entered into a Fiber Product Purchase Agreement, a Microelectronics Product Purchase Agreement and an ORiNOCO(TM) Product Purchase Agreement. Under the Fiber Product Purchase Agreement, Agere has an obligation to purchase all of its requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent.

     The Microelectronics Product Purchase Agreement governs purchases of goods and services by Lucent from Agere. Under the agreement, Lucent committed to purchase at least $2.8 billion of products from Agere over a three-year period beginning February 1, 2001. In limited circumstances, Lucent's purchase commitment may be reduced or the term may be extended. For the period February 1, 2001 through September 30, 2001, Lucent's purchases under this agreement were approximately $325 million. In light of Lucent's purchases to date and adverse market conditions, Agere is discussing with Lucent ways to restructure Lucent's obligations under the agreement.

     The ORiNOCO Product Purchase Agreement governs transactions in which Agere furnishes ORiNOCO products to Lucent for resale. The agreement does not grant to Lucent an exclusive right to resell the products, but does grant Lucent a right of first opportunity or refusal for certain specified service provider customers in exchange for a minimum purchase commitment. The pricing in the agreement is based on Agere's list price in effect on the date of the receipt of an order less any applicable discounts.

     The prices paid for products purchased under the Fiber Product Purchase Agreement, Microelectronics Product Purchase Agreement and the ORiNOCO Product Purchase Agreement are negotiated by Lucent and Agere and reflect, among other things, volume discounts and the fact that Lucent is Agere's largest customer. In addition, the Microelectronics Product Purchase Agreement has a most favored pricing provision for standard products, which are products offered by us to the general market, that generally provides that the prices at which we offer our standard products to Lucent will be no less favorable than the price we charge to other customers, other than distributors and value-added resellers.

     In connection with the separation, Agere and Lucent also entered into various other agreements, including tax allocation agreements, a tax sharing agreement, various leases and sublease arrangements for the sharing of a number of facilities for a transitional period on commercial terms, and intellectual property agreements.

     The Trademark License Agreement, Trademark Assignment and Trade Dress Assignment between the companies effectuated the transfer of the primary trademarks used in the sale of Agere's products and services, except for Lucent's name and logo and the Bell Laboratories name, and provided for the grant to Agere of the right to use the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period.

     Agere and Lucent also entered into a Patent and Technology License Agreement, relating to patents owned or controlled by Agere and Lucent, pursuant to which each granted the other a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related companies, is now or hereafter engaged. The cross-licenses granted under the agreement cover all of each company's patents, including patents issued on patent applications with a filing date prior to February 1, 2003. Agere was also granted a joint ownership interest in certain patents and patent applications, including those relating to micro electro-mechanical systems, or MEMS, technology. The Patent and Technology License Agreement also provides for personal, worldwide, nonexclusive and non-transferable cross-licenses to each company to designated technology owned or controlled by the other as of the separation date, including the right to copy, modify and improve any portion of the licensed technology.

     Agere and Lucent also entered into a Joint Design Center Operating agreement to develop technology for MEMS at a jointly funded, managed and staffed design center. Lucent's Bell Laboratories performs certain research and development activities on a contract basis for Agere under a Development Project Agreement between Agere and Lucent, and we perform some research and development activities for Lucent on a contract basis.

     In addition, on April 2, 2001, Agere assumed $2.5 billion of debt from Lucent, consisting of short-term borrowings under a credit facility. Agere did not receive any of the proceeds of this short-term debt.

     Following our initial public offering, our employees and former employees continued to participate in many of Lucent's pension and other employee benefit plans, for which we bore our allocable share of the costs of the benefits and administration of the plans. Effective January 1, 2002, we assumed responsibility for all employee benefit plans other than U.S. pension plans. After the distribution, we will establish our own U.S. pension plans, and Lucent will transfer agreed upon pension assets covering our employees and former employees.

               STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders must ensure that the proposal is received by the Secretary at Agere Systems Inc., 555 Union Boulevard, Allentown, Pennsylvania 18109:

     - not later than September 12, 2002, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

     - on or after October 12, 2002, and on or before November 11, 2002, if the proposal is submitted pursuant to Agere's by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

January 10, 2002

                                                                      APPENDIX A

                               AGERE SYSTEMS INC.
                                 AUDIT CHARTER
                       OF THE AUDIT AND FINANCE COMMITTEE
                           OF THE BOARD OF DIRECTORS

PURPOSE

     1.1 The Audit and Finance Committee is appointed by the Board of Directors of the Company to assist the Board in fulfilling its oversight responsibilities.

     1.2 The Committee's primary audit committee duties and responsibilities are to assist the Board with respect to:

     - The adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial reports to the public.

     - The independence and performance of the Company's internal auditors and external independent auditor ("Independent Auditor").

     -  The Company's compliance with legal and regulatory requirements.

     1.3 The Committee shall have the authority, in its discretion, to conduct investigations and retain, at the Company's expense, special legal, accounting or other consultants or experts to advise the Committee.

MEMBERSHIP

     2.1 The Committee shall be comprised of not less than three members of the Board.

     2.2 All members of the Committee shall meet the independence requirements of the New York Stock Exchange as interpreted by the Board in its business judgment.

     2.3 Each Committee member shall be financially literate as such qualification is interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the Committee.

     2.4 At least one member of the Committee shall have accounting or related financial management expertise as the Board interprets such qualification in its business judgment.

COMMITTEE MEETINGS

     3.1 The Committee shall hold meetings at least quarterly each fiscal year, and at any additional time as either the Board or Committee deems necessary.

     3.2 The Committee may request that members of management and/or the Company's Independent Auditor be present as needed.

     3.3 Annually, the Committee shall meet, in separate private sessions, with each of (i) the Company's chief financial officer, (ii) the Company's senior internal auditing executive, and (iii) the Independent Auditor.

     3.4  Minutes of each meeting will be kept and distributed to the entire
Board.

GENERAL PRINCIPLES AS TO INDEPENDENT AUDITOR

     4.1 The Committee adopts the following principles with respect to the Company's Independent Auditor:

          a. The Committee shall recommend to the Board the appointment of the Independent Auditor which is ultimately accountable to the Board and the Committee.

          b. The Committee shall evaluate the performance of the Independent Auditor and, if so determined by the Committee, recommend that the Board replace the Independent Auditor. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's Independent Auditor.

          c. The Committee shall review and approve the fees to be paid to the Independent Auditor.

          d. If the Company's Independent Auditor identifies a significant problem which is not being adequately addressed by management, it should be communicated to the Committee.

     4.2 The Committee shall undertake the following with respect to the Independent Auditor's independence:

          a. Ensure that the Independent Auditor submits annually, a formal written statement including the written disclosures required by Independence Standards Board Standard No. 1 delineating all relationships between the Independent Auditor and the Company.

          b. Actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor.

          c. Recommend, if determined by the Committee to be called for, that the Board take appropriate action in response to the Independent Auditor's report to satisfy itself of the Independent Auditor's independence.

          d.  Review the non-audit services provided by the Independent Auditor.

PRIMARY RESPONSIBILITIES -- AUDIT

  AUDITS

     5.1 The Committee shall review and discuss with management the audited financial statements of the Company and the results of the year-end audit by the Company's Independent Auditor and internal auditing.

     5.2 The Committee shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 61.

     5.3 Based on the review and discussions with management and the Independent Auditor referred to in paragraphs 4.2, 5.1 and 5.2 above, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company's annual report on Form 10-K (or incorporated from the Annual Report to Stockholders).

     5.4 The Committee or the Chairman of the Committee shall discuss with management and the Company's Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 71 regarding the interim quarterly financial statements prior to filing the Form 10-Q with the Securities and Exchange Commission.

  INTERNAL CONTROLS

     5.5  The Committee shall discuss with management and the Independent
Auditor:

          a. The adequacy of the Company's internal accounting controls and the financial reporting process.

          b. The status of internal control recommendations made by the Independent Auditor and Internal Auditing.

     5.6 The Committee shall periodically receive reports from and discuss with the Company's General Counsel the adequacy of the policies and practices of the Company related to compliance with key regulatory requirements, conflicts of interest and ethical conduct.

  OTHER

     5.7 The Committee shall periodically receive reports from and discuss with the Company's General Counsel any material government investigations, litigation or legal matters.

SCOPE OF RESPONSIBILITIES

     6.1  The Committee shall:

          a. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

          b. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     6.2 While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Independent Auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                                                      Appendix B

                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN



      SECTION 1. PURPOSE. The purpose of the Agere Systems Inc. Short Term Incentive Plan (the "Plan") is to provide Officers of Agere Systems Inc. (the "Company") and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

      SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

      (a)   "AWARD" means a cash payment.

      (b)   "BOARD" means the Board of Directors of the Company.

      (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto.

      (d) "COMMITTEE" means the Corporate Governance and Compensation Committee of the Board (or any successor committee).

      (e)   "COVERED EMPLOYEE" means a "covered employee" within the meaning of
Section 162(m) of the Code.

      (f) "MEASUREMENT PERIOD" means a period of time selected by the Committee for which Net Income will be measured for purposes of Section 5.

      (g) "NET INCOME" means the net income before taxes of the Company as determined under generally accepted accounting principles, excluding (a) extraordinary items; (b) cumulative effects of changes in accounting principles;
(c) securities gains and losses; (d) amortization or write-off of goodwill, acquired intangibles and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges, and gains and losses from qualified benefit plan curtailments and settlements.

      (h) "OFFICER" means any employee of the Company or any affiliate holding a position above the executive ("E Band") level or any salary grade level that the Committee determines, in its sole discretion, is the equivalent thereof.

      (i) "OUTSIDE DIRECTORS" means those members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code.

                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

      (j) "PARTICIPANT" means any person selected by the Committee to participate in the Plan.

      (k) "PERFORMANCE PERIOD" means a period of time selected by the Committee to which an Award relates.

      (l) "PERSON" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

      (m) "TARGET AWARD" means an Award level that may be paid if certain performance criteria are achieved.

      SECTION 3. ELIGIBILITY. Persons employed by the Company or any of its affiliates during a Performance Period in active service at an Officer level for all or any part of the Performance Period are eligible to be Participants under the Plan for such Performance Period (whether or not so employed or living at the date an Award is made) and may be considered by the Committee for an Award. An Officer is not rendered ineligible to be a Participant by reason of being a member of the Board.

      SECTION 4. AWARDS-GENERAL. The Committee will establish Target Awards for Participants at the beginning of each Performance Period and the performance criteria to be applicable to Awards for such Performance Period. The performance criteria utilized by the Committee may be based on individual performance, earnings per share, other Company and business unit financial objectives, customer satisfaction indicators, operational efficiency measures, and other measurable objectives tied to the Company's success or such other criteria as the Committee shall determine. Awards will be made by the Committee following the end of each Performance Period. Awards shall be paid after the end of the Performance Period, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the Company's deferred compensation plan. The Award amount with respect to a Participant shall be determined in the sole discretion of the Committee, or, in the case of an Award to a Participant who is not a Covered Employee, in the sole discretion of the Committee or such person or committee empowered by the Committee or Board. The determination of the Award amount for each Participant shall be made at the end of each Performance Period and may be less than (including no Award) or, in the case of a Participant who is not a Covered Employee, greater than the Target Award.

      SECTION 5. AWARDS TO COVERED EMPLOYEES.

      (a) If the Committee determines at the time a Target Award is established for a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this
Section 5 is applicable to such Award under such terms as the Committee shall determine.

                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

      (b) If an Award is subject to this Section 5, then the payment of cash pursuant thereto shall be subject to the Company having a level of Net Income for the applicable Measurement Period set by the Committee within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered "pre-established". The Committee may, in its discretion, reduce the amount of such an Award at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities or other cash flow-based measure, earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total shareowner return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the affiliate or division of the Company for or within which the Participant is primarily employed.

      (c) Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this
Section 5, nor may it waive the achievement of the Net Income requirement contained in Section 5(b), except in the case of the death or disability of the Participant.

      (d) Prior to the payment of any Award subject to this Section 5, the Committee shall certify in writing that the Net Income requirement applicable to such Award was met.

      (e) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 5 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

      SECTION 6. OTHER CONDITIONS.

      (a) No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

      (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any affiliate.

      (c) The Company or any affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

      (d) Awards under the Plan will, to the extent provided therein, be included in base compensation or covered compensation under the retirement programs of the company for purposes of determining pensions, retirement and death related benefits.

                  AGERE SYSTEMS INC. SHORT TERM INCENTIVE PLAN

      (e) In the event an Award under the Plan is deferred under the Company's deferred compensation plan, it will be reflected in the calculations of the above benefit plans as if it had been paid as scheduled and not deferred.

      (f) Notwithstanding any contrary provision of the Plan, the maximum amount which may be paid to a Participant in any fiscal year is $9 million.

      SECTION 7. DESIGNATION OF BENEFICIARIES. A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its affiliates shall have no further liability to anyone with respect to such amount.

      SECTION 8. PLAN ADMINISTRATION.

      (a) The Committee shall have full discretionary power to administer and interpret the Plan and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Committee) subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, except that the Committee (or any subcommittee thereof) shall have the exclusive authority to exercise any such power with respect to Awards to which Section 5 is applicable. In making any determinations under or referred to in the Plan, the Committee (and its delegates, if any) shall be entitled to rely on opinions, reports or statements of employees of the Company and its affiliates and of counsel, public accountants and other professional or expert persons.

      (b) The Plan shall be governed by the laws of the State of Delaware and applicable Federal law.

      SECTION 9. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine.

                                                                      Appendix C

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN



      SECTION 1. PURPOSE. The purposes of the Agere Systems Inc. 2001 Long Term Incentive Plan (the "Plan") are to encourage selected employees of the Company and its Subsidiaries to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

      SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

      (a) "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit Award, or any other right, interest, or option relating to Shares or other securities of the Company granted pursuant to the provisions of the Plan.

      (b) "Award Agreement" means any written or electronic agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder.

      (c) "Board" means the Board of Directors of the Company.

      (d) "Cause" means (i) violation of the Company's code of conduct; (ii) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (iii) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company.

      (e) "Change in Control" means the happening of any of the following events:

            (1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


                  conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 2(d); or

            (2) A change in the composition of the Board during any two year period such that the individuals who, as of the beginning of such two year period, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two year period, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with a solicitation subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

            (3) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent

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                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


                  Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

            (4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

            (5) The occurrence of a "Change in Control" (as such term is defined in the Lucent Technologies Inc. 1996 Long Term Incentive Program) if it shall occur prior to the earlier of the date of a Change in Control of the Company as defined herein or the Distribution.

Notwithstanding the foregoing, the disposition of Company common stock by Lucent to its stockholders (but not the acquisition thereof by any Entity) shall not constitute a Change in Control.

      (f) "Change in Control Price" means the higher of (A) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which Shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of a Share on the date such Incentive Stock Option or Stock Appreciation Right is exercised or deemed exercised. To the extent that the consideration paid in any such transaction described above consists all or in

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                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

      (g) "Class A Stock" means the Class A common stock, par value $.01 per share, of the Company.

      (h) "Class B Stock" means the Class B common stock, par value $.01 per share, of the Company.

      (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

      (j) "Committee" means the Corporate Governance and Compensation Committee of the Board (or any successor committee).

      (k) "Company" means Agere Systems Inc., a Delaware corporation.

      (l) "Company Action" means

            (1)   a Company or Subsidiary declared force management program,
            (2)   the sale of a unit or portion of a unit,
            (3) a Company or Subsidiary initiated transfer of a Participant to a corporation, partnership, limited liability company or other business entity in which the Company has an equity interest and which does not constitute a Subsidiary, or
            (4) the placement of the job function of a Participant with an outsourcing contractor.

      (m) "Covered Employee" means a "covered employee" within the meaning of
Section 162(m)(3) of the Code.

      (n) "Distribution" means the first date on which Lucent does not own at least 30% of the Company's outstanding common stock.

      (o) "Dividend Equivalent" means any right granted pursuant to Section 14(g) hereof.

      (p) "Effective Date" means the most recent date on which the Plan was approved by the stockholders of the Company.

      (q) "Employee" means any employee of the Company or of any Subsidiary. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be a Subsidiary, even if he or she continues to be employed by such employer.

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                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


      (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

      (s) "Fair Market Value" means:

            (i) with respect to Shares, the average of the highest and lowest reported sales prices, regular way, of Shares in transactions reported on the New York Stock Exchange on the date of determination of Fair Market Value, or if no sales of Shares are reported on the New York Stock Exchange for that date, the comparable average sales price for the last previous day for which sales were reported on the New York Stock Exchange, and

            (ii) with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

      (t) "Good Reason" means, with respect to a Participant, (i) the assignment to the Participant by the Board or another representative of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with the Participant's position, any reduction in the Participant's job title, or a material negative change in the level of employee to whom the Participant reports, or (ii) a material negative change in the terms and conditions of the Participant's employment, including a reduction by the Company of the Participant's annual base salary or a material decrease in the Participant's target opportunity for a short term incentive award.

      (u) "Incentive Stock Option" means an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

      (v) "Lucent" means Lucent Technologies Inc.

      (w) "Net Income" means the net income before taxes of the Company as determined under generally accepted accounting principles, excluding (a) extraordinary items; (b) cumulative effects of changes in accounting principles;
(c) securities gains and losses; (d) amortization or write-off of goodwill, acquired intangibles, and purchased in-process research and development; and (e) nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges and gains and losses from qualified benefit plan curtailments and settlements.

      (x) "Nonstatutory Stock Option" means an Option granted under Section 6 hereof that is not intended to be an Incentive Stock Option.

      (y) "Officer" means any manager of the Company or any Subsidiary holding a position above the executive level (E band) or any future salary grade that is the equivalent thereof.

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


      (z) "Option" means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

      (aa) "Other Stock Unit Award" means any right granted to a Participant by the Committee pursuant to Section 10 hereof.

      (bb) "Participant" means an Employee who is selected by the Committee to receive an Award under the Plan.

      (cc) "Performance Award" means any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

      (dd) "Performance Period" means that period, established by the Committee at the time any Performance Award is granted or at any time thereafter, during which any performance goals specified by the Committee with respect to such Award are to be measured.

      (ee) "Performance Share" means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

      (ff) "Performance Unit" means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

      (gg) "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

      (hh) "Restricted Stock" means any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

      (ii) "Restricted Stock Award" means an award of Restricted Stock under
Section 8 hereof.

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


      (jj) "Shares" means shares of Class A Stock, Class B Stock or other securities of the Company, as the Committee may from time to time determine. For purposes of provisions of the Plan that contain price determinations, the term Shares shall be deemed to be the type of securities that are the basis of the Award for which the price is being determined.

      (kk) "Stock Appreciation Right" means any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

      (ll) "Subsidiary" means a "subsidiary corporation" of the Company as defined in Section 424(f) of the Code, an entity in which the Company directly or indirectly owns 50% or more of the voting interests or an entity in which the Company has a significant equity interest, as determined by the Board or the Committee.

      SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan;
(viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all Persons, including the Company, any Participant, any stockholder, and any employee of the Company or of any Subsidiary.

      SECTION 4.  SHARES SUBJECT TO THE PLAN.

      (a) Subject to adjustment as provided in Section 4(c), the total number of Shares available for Awards granted under the Plan after the Effective Date shall be 180 million Shares

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


plus the number of Shares remaining available for Awards under the Plan immediately prior to the Effective Date. The number of Shares subject to Awards that are granted in substitution or replacement of options or other awards issued by an entity acquired by (or whose assets are acquired by) the Company shall not reduce the number of Shares available under the Plan. To the extent that (i) Shares subject to an Award granted hereunder (including any Award granted prior to the Effective Date) are not issued or delivered by reason of the (A) expiration, termination, cancellation, settlement in cash or forfeiture of such Award, (B) tendering of Shares to pay all or part of the purchase price, if any, or (C) tendering or withholding of Shares to satisfy all or part of the tax withholding obligations related to the Award, and (ii) Shares are purchased by the Company with the amount of cash obtained upon the exercise of Options, including Options granted prior to the Effective Date, then in each case those Shares shall again be available for Awards under the Plan. Any Shares issued or delivered hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, Shares purchased in the open market or otherwise or any combination thereof, as the Board or the Treasurer of the Company may from time to time determine.

      (b) No more than 40 million Shares shall be available for the grant of Incentive Stock Options under the Plan after the Effective Date and no Incentive Stock Option may be granted under the Plan more than 10 years after the Effective Date. No more than 40 million Shares shall be available for the grant of Awards in the form of Stock Appreciation Rights pursuant to Section 7 (excluding for this purpose any Stock Appreciation Right granted in relation to an Incentive Stock Option or a Nonstatutory Stock Option), Restricted Stock pursuant to Section 8, Performance Shares pursuant to Section 9, and Other Stock Unit Awards pursuant to Section 10 that are valued by reference to Shares after the Effective Date. No Participant may be granted Awards with respect to more than 10 million Shares in the aggregate in any three-year period after the Effective Date.

      (c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments (i) in the aggregate number, class and kind of shares which may be delivered under the Plan, in the aggregate or to any one Participant, (ii) in the number, class, kind and option or exercise price of shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, (iii) in the number, class and kind of shares subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) and (iv) to the limitations in Section 4(b), as the Committee may determine to be appropriate in its sole discretion, provided that the number of Shares or other securities subject to any Award shall always be a whole number.

      SECTION 5. ELIGIBILITY. Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


      SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Options may be granted for no consideration or for such consideration as the Committee may determine. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Options shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

      (a) OPTION PRICE. The exercise price per Share under an Option shall be determined by the Committee in its sole discretion; provided that such purchase price shall not be less than the Fair Market Value of a Share on the date of the grant of the Option.

      (b) OPTION PERIOD. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

      (c) EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary of the date the Incentive Stock Option is granted.

      (d) METHOD OF EXERCISE. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

      (e) INCENTIVE STOCK OPTIONS. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

      (f) FORM OF SETTLEMENT. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


      (g) COMPANY ACTION. Unless otherwise provided in the applicable Award Agreement, if a Participant's employment terminates by reason of a Company Action, then the Company Action Vesting Portion of any Option held by that Participant shall not be forfeited and canceled and instead shall become immediately exercisable upon termination until the earlier of ninety days following termination of employment and the original expiration date of the Option. "Company Action Vesting Portion" is determined as of the date of termination of employment and shall be the portion of the Option computed as follows (but not less than zero):

      Company Action Vesting Portion  =  N  x  M/D  -  E

      where:

            N = the number of shares originally subject to the Option, M = the number of complete months elapsed since the grant date of the Option,
            D = the number of complete months between the grant date of the Option and the date on which the Option was originally scheduled to become completely exercisable, and
            E = the number of Shares covered by the Option for which the Option has already become exercisable (regardless of whether the Option has been exercised with respect to such Shares).

      SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

      SECTION 8. RESTRICTED STOCK. Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Any Restricted Stock Award issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of a Restricted Stock Award, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. Except as otherwise determined by the Committee, upon termination of employment for any reason during the restriction period, any portion of a Restricted Stock Award still subject to restriction shall be forfeited by the Participant and reacquired by the Company.

      SECTION 9. PERFORMANCE AWARDS. Performance Awards in the form of Performance Units or Performance Shares may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award or at any time thereafter. Except as provided in Section 11, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period.

      SECTION 10. OTHER STOCK UNIT AWARDS. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, other securities of the Company, cash or any other form of property as the Committee shall determine. Shares (including securities convertible into Shares) granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Subsidiaries to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

      SECTION 11. CHANGE IN CONTROL PROVISIONS.

      (a) IMPACT OF EVENT. (i) Notwithstanding any other provision of the Plan to the contrary, but subject to Section 11(a)(ii), unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


      (1) Any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested.

      (2) The restrictions and deferral limitations applicable to any Restricted Stock Awards shall lapse, and such Restricted Stock Awards shall become free of all restrictions and limitations and become fully vested and transferable.

      (3) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

      (4) The restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable and, to the extent applicable, be immediately settled or distributed.

      (ii) This Section 11(a)(ii), and not Section 11(a)(i) shall apply to Awards granted after February 21, 2002.

      (1) If the Company is not the surviving Person following a Change in Control, and the surviving Person or the acquiring Person (the surviving or acquiring Person being the "Acquiror") does not assume the outstanding Awards or does not substitute equivalent equity awards relating to the securities of the Acquiror or its Affiliates for outstanding Awards, then all such Awards shall become immediately and fully exercisable (or in the case of Restricted Stock Awards, Performance Awards or Other Stock Unit Awards, fully vested and all restrictions will immediately lapse). In addition, the Committee may in its sole discretion, provide for a cash payment to be made to each Participant upon consummation of the Change in Control for the outstanding Awards held by such Participant, determined on the basis of the value that would be received in such Change in Control by the holders of the Company's securities relating to such Awards. Notwithstanding the foregoing, any Option intended to be an Incentive Stock Option shall be adjusted in a manner to preserve such status.

      (2) If the Company is the surviving Person following a Change in Control, or the Acquiror assumes the outstanding Awards or substitutes equivalent equity awards relating to the securities of the Acquiror or its Affiliates for such Awards, then all such Awards or such substitutes therefore shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

      (3) If (A) the employment of a Participant with the Company is terminated (1) other than for Cause or (2) by the Participant for Good Reason, in either case within 24 months following a Change in Control, and (B) the Company is the surviving

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


            Person following the Change in Control, or the Acquiror assumes the outstanding Awards or substitutes equivalent equity awards relating to the securities of the Acquiror or its Affiliates for such Awards, then all Awards held by such Participant shall become immediately and fully exercisable (or in the case of Restricted Stock Awards, Performance Awards or Other Stock Unit Awards, fully vested and all restrictions will immediately lapse).

      (b) CHANGE IN CONTROL CASH-OUT. (i) Notwithstanding any other provision of the Plan (other than Section 11(b)(ii)), during the 60-day period from and after a Change in Control (the "Exercise Period"), if the Committee shall determine at, or at any time after, the time of grant, a Participant holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the purchase price per Share under the Option (the "Spread") multiplied by the number of Shares granted under the Option as to which the right granted under this Section 11(b) shall have been exercised.

      (ii) This Section 11(b)(ii), rather than Section 11(b)(i), shall apply to Options granted after February 21, 2002. Following a Change in Control, the Committee may cancel all outstanding Options and in lieu thereof, provide for the payment to each holder of an outstanding Option, whether or not such Option was then exercisable, of an amount equal to the amount by which the Change in Control Price per Share on the date of the Change in Control shall exceed the purchase price per Share under the Option multiplied by the number of Shares subject to such Option.

      SECTION 12. CODE SECTION 162(m) PROVISIONS.

      (a) Notwithstanding any other provision of this Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award under such terms as the Committee shall determine.

      (b) If an Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the Company having a level of Net Income for such period of time as is determined by the Committee, such level of Net Income to be set by the Committee within the time prescribed by
Section 162(m) of the Code or the regulations thereunder in order for the level to be considered "pre-established". The Committee may, in its discretion, reduce the amount of any Performance Award or Other Stock Unit Award subject to this
Section 12 at any time prior to payment based on such criteria as it shall determine, including but not limited to individual merit

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


and the attainment of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per Share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or the Subsidiary or division of the Company for or within which the Participant is primarily employed.

      (c)   Notwithstanding any contrary provision of the Plan other than
Section 11, the Committee may not adjust upwards the amount payable pursuant to any Award subject to this Section 12, nor may it waive the achievement of the Net Income requirement contained in Section 12(b), except in the case of the death or disability of a Participant.

      (d) Prior to the payment of any Award subject to this Section 12, the Committee shall certify in writing that the Net Income requirement applicable to such Award was met.

      (e) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

      SECTION 13. AMENDMENTS AND TERMINATION. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee's or Participant's consent, or that without the approval of the stockholders would:

      (a) except as is provided in Section 4(c) of the Plan, increase the total number of shares reserved for the purpose of the Plan; or

      (b) change the employees or class of employees eligible to participate in the Plan.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent.

      SECTION 14. GENERAL PROVISIONS.

      (a) Unless the Committee determines otherwise at the time the Award is granted, no Award, and no Shares subject to Awards described in Section 10 which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution and all Awards shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative; provided that, if so determined by the Committee, a Participant may, in the

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant.

      (b) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten
(10) years from the date of its grant.

      (c) No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

      (d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, unless and until

      (1) if required by the Committee, such recipient shall have executed or accepted pursuant to procedures established by the Committee, a written or electronic agreement or other instrument evidencing the Award and delivered a fully executed copy of any written agreement or other instrument to the Company, and

      (2) such recipient shall have otherwise complied with the then applicable terms and conditions.

      (e) Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements, or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable.

      (f) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (g) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


      (h) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

      (i) To the extent permitted by law, the Committee may delegate to one or more directors of the Company (who need not be members of the Committee) the right to grant Awards to Employees who are not officers of the Company for purposes of Section 16 of the Exchange Act or directors of the Company and may delegate to any Officer its other authority hereunder, including the authority to amend, administer, interpret, waive conditions with respect to, cancel or suspend Awards to Employees who are not such officers.

      (j) The Committee is authorized to establish procedures pursuant to which the payment of any Award may be deferred, including any gain upon exercise of an Option.

      (k) The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to grants of Performance Units and/or Other Stock Unit Awards that are valued with reference to property other than Shares made in any one calendar year is $9 million.

      (l) The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Shares.

      (m) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation or equity arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

      (n) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

      (o) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

      (p) Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on

                AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN


the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

      SECTION 15. EFFECTIVE DATE AND DURATION OF PLAN. The Plan originally became effective on March 27, 2001, and shall expire when Shares are no longer available for the grant, exercise or settlement of Awards, unless the Board terminates the Plan earlier.

[AGERE LOGO]


                                ADMISSION TICKET
                               AGERE SYSTEMS INC.
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                           Thursday, February 21, 2002
                         9:00 a.m. Eastern Standard Time

                               Edward Nash Theater
                        Raritan Valley Community College
                           Rt. 28W and Lamington Road
                         North Branch, New Jersey 08876

      THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.


Directions:

FROM THE NORTH

Take Interstate 287 SOUTH to Interstate 78 WEST. Proceed on 78 WEST for approx. 3 miles to Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (county road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE SOUTH

Take Interstate 287 NORTH to the Route 22 WEST exit. After approx. 7 miles (just before the 5th light), exit at Raritan Valley College Drive (Orr Drive). At the end of Orr Drive is a traffic light. Proceed straight to enter the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE EAST

Take Interstate 78 WEST. Proceed on 78 WEST and get off at Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (county road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

FROM THE WEST

Take Interstate 78 EAST to Exit 26 (Lamington/North Branch). Turn right at light onto Lamington Road (county road 665). Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

NOTE : If you plan on attending the annual meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography or recording devices are not permitted at the annual meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

[AGERE LOGO]
555 Union Boulevard
Allentown, Pennsylvania 18109                                              PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, FEBRUARY 21, 2002.

The shares of common stock of Agere Systems Inc. you are entitled to vote at the 2002 Annual Meeting of Stockholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint John T. Dickson, Mark T. Greenquist and Jean F. Rankin, each of them, with full power of substitution, to vote all your shares entitled to vote on the matters shown on the reverse side as directed in this proxy and in their discretion on any other matters which may come before the annual meeting and all postponements and adjournments.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.


                                              AGERE SYSTEMS INC.
                                              P.O. BOX 11028
                                              NEW YORK, N.Y. 10203-0028


PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

[AGERE LOGO]


                               AGERE SYSTEMS INC.
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                           Thursday, February 21, 2002
                         9:00 a.m. Eastern Standard Time


                 To vote your shares:

                 -   Mark, sign and date the proxy card below

                 -   Detach the proxy card

                 -   Return the proxy card in the postage-paid envelope provided


                              -PLEASE DETACH HERE-


/ / MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear on proxy. If held jointly, all owners must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1,
2 AND 3.

1. Election of a Director: The Board of Directors recommends a vote FOR the following nominee.

                                           FOR        WITHHOLD
01 Harold A. Wagner                        / /           / /

                                           FOR        AGAINST      ABSTAIN
2.  Directors' Proposal - Approval of
    an amendment to the Agere Systems      / /         / /           / /
    Inc. Short Term Incentive Plan

3.  Directors' Proposal - Approval of
    an amendment to the Agere Systems     / /         / /           / /
    Inc. 2001 Long Term Incentive Plan


Address Change? Mark box and indicate changes below.               / /



If you plan to attend the annual meeting, please
check the box.                                                     / /


If you would like to access future proxy statements
and annual reports over the Internet please check
the box.                                                           / /


Stockholder sign here                                                       Date

--------------------------------------                           ---------------

Co-Owner sign here

--------------------------------------